Exhibit 5.1

JONES DAY

250 VESEY STREET • NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

March 18, 2021

Bally’s Corporation
100 Westminster Street
Providence, RI 02903

Re:	Registration Statement on Form S-3 Filed by Bally’s Corporation

Ladies and Gentlemen:

We have acted as counsel for Bally’s Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s stockholders, of (1) 4,915,726 shares (the “Sinclair Warrant Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of the Company’s warrants (the “Sinclair Warrants”), to be issued pursuant to that certain penny warrant agreement entered into by the Company (as amended and in effect from time to time, the “Sinclair Warrant Agreement”), pursuant to a Framework Agreement, dated as of November 18, 2020, by and between the Company and the Sinclair Broadcast Group (the “Sinclair Agreement”), (2) 984,446 shares (the “MKF Warrant Shares,” and together with the Sinclair Warrant Shares, the “Warrant Shares”) of Common Stock, issuable upon the exercise of the Company’s warrants (the “MKF Warrants,” and together with the Sinclair Warrants, the “Warrants”), to be issued pursuant to warrant agreements to be entered into by the Company (as amended and in effect from time to time, the “MKF Warrant Agreements,” and together with the Sinclair Warrant Agreement, the “Warrant Agreements”) pursuant to a Merger Agreement, dated as of January 22, 2021, by and between the Company and Fantasy Sports Shark, LLC d/b/a Monkey Knife Fight (the “MKF Merger Agreement”), (3) up to 787,557 shares (the “Contingent Shares”) of Common Stock issuable upon the exercise of additional MKF Warrants (the “Additional MKF Warrants”), to be issued pursuant to the MKF Warrant Agreements upon the satisfaction of certain conditions, in each case, pursuant to the MKF Merger Agreement (the “MKF Merger Agreement”) and (4) up to 300,000 shares (the “Earnout Shares,” and, together with the Warrant Shares and Contingent Shares, the “Shares”) of Common Stock that may become issuable upon achievement of certain earnout provisions pursuant to a Transaction Agreement, dated as of February 5, 2021, by and between the Company and Horses Mouth Limited d/b/a SportCaller (the “SportCaller Transaction Agreement,” and together with the Sinclair Agreement and the MKF Merger Agreement, the “Agreements”), in each case, as applicable, by the selling stockholders listed in the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Warrant Shares, when issued upon exercise of the Warrants pursuant to the terms and conditions of the Warrants and each of the Warrant Agreements, will be validly issued, fully paid and nonassessable.

2.	The Contingent Shares, when issued upon exercise of the Additional MKF Warrants pursuant to the terms and conditions of the Additional MKF Warrants and each MKF Warrant Agreement, will be validly issued, fully paid and nonassessable.

3.	The Earnout Shares, when issued and delivered in accordance with the terms of the SportCaller Transaction Agreement, will be validly issued, fully paid and nonassessable.

Bally’s Corporation

March 18, 2021

The opinions set forth above are subject to the following limitations, qualifications and assumptions.

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue and deliver the Contingent Shares pursuant to the Additional MKF Warrants and MKF Warrant Agreements and Earnout Shares pursuant to the SportCaller Transaction Agreement by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions. Further, we have assumed with respect to the Earnout Shares that the Earnout Shares will be issued only upon achievement of all applicable earnout provisions set forth in the SportCaller Transaction Agreement.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have further assumed the regularity of all corporate actions and proceedings.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day